As filed with the Securities and Exchange Commission on August 16, 2022

Registration No. 333-196751

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM F-3

REGISTRATION STATEMENT
UNDER THE SECURITIES EXCHANGE ACT OF 1933

GOLD STANDARD VENTURES CORP.
(Exact name of Registrant as Specified in its Charter)

British Columbia, Canada	Gold Standard Ventures Corp.
(State or other jurisdiction of incorporation or Organization)	(I.R.S. Employer Identification No.)

Suite 1010, 1075 West Georgia St
Vancouver, British Columbia,
Canada V6E 3C9
(604) 669-5702
(Address and telephone number of Registrant’s principal executive offices)

Gold Standard Ventures (US) Inc.
2320 Last Chance Road
Elko, Nevada 89801
(775) 738-9572
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [   ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [   ]

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form F-3 (File No. 333-196751) (the “Registration Statement”) filed by Gold Standard Ventures Corp (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) on June 13, 2014 and declared effective by the Commission on July 31, 2014, is being filed to deregister all securities of the Registrant that were registered for issuance on the Registration Statement and remain unsold under such Registration Statement.

On August 12, 2022, the Registrant completed the merger contemplated by the Arrangement Agreement, dated June 12, 2022 (the “Arrangement Agreement”), by and among the Registrant and Orla Mining Ltd (“Orla”). Pursuant to the Arrangement Agreement, the Registrant has become a wholly owned subsidiary of Orla (the “Arrangement”).

As a result of the Arrangement, the offering of the Registrant’s securities pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Registrant which remain unsold at the termination of the offering, the Registrant files this Amendment to terminate the effectiveness of the Registration Statement and to remove from registration all of the securities registered but unsold under the Registration Statement as of the date hereof, if any.

The foregoing description of the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Arrangement Agreement, which is incorporated by reference to Exhibit 99.2 to the Form 6-K furnished to the Commission by the Company on June 22, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-effective Amendment No. 1 on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, British Columbia, Canada, on this 15th day of August, 2022.

Gold Standard Ventures Corp.

By:	/s/ Etienne Morin
Name:	Etienne Morin
Title:	Chief Financial Officer

Note: In reliance upon Rule 478 under the U.S. Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1.